EXHIBIT 99.3
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Manager, Investor Relations, (210) 283-2882
Media:
Natalie Silva, Manager, Media Relations, (210) 219-8189
Tesoro Corporation Announces Agreement to Purchase
140 Retail Sites and Other Related Assets from USA Petroleum
Acquisition Preserves Strong Independent Market in California
SAN ANTONIO – January 29, 2007 -Tesoro Corporation (NYSE:TSO) announced today that its Board of Directors has approved an agreement for the company to purchase 140 USA Petroleum retail sites located primarily in California, a terminal located in New Mexico and select sites in other states.
     The purchase price of the assets and the USA brand is $277 million, plus the value of inventory at the time of closing which is currently estimated to be $10 – $15 million. Of the 140 retail sites, 125 use the USA brand and 15 use other major brands.
     “USA Petroleum has been an independent marketer in California for many years,” said Bruce Smith, Chairman, President and CEO. “We are committed to maintaining the independent USA retail brand and growing our business with other independent customers.”

     “The acquisition provides us with locations near our California refineries that allow us to run the refineries at full capacity, invest in refinery improvements and deliver more clean products into the market,” said Smith. “As an independent refiner and marketer, our strategy is to meet the product demand of a diverse customer base, including other independent retailers while also working to increase the amount of clean products available in the market.”
     “We value the unique experience that new employees bring to Tesoro,” said Smith. “We are excited to welcome the USA Petroleum employees into the Tesoro family and look forward to the contributions they will make toward achieving operational excellence. We also plan to extend our commitment to community giving and volunteerism in the communities in which we operate.”
     The transaction requires regulatory approval and is expected to be completed in the second quarter of 2007.
USA Petroleum Assets
     The 140 high volume retail sites include 132 operating sites in California, six sites in the Pacific Northwest and two sites and a terminal in New Mexico. The high volume locations average 185,000 gallons per month and most sites include the underlying real estate, contributing to the high value of the sites.
     The USA Petroleum sites are estimated to contribute approximately $30 million per year in additional EBITDA.
Conference Call
     Tesoro has scheduled a conference call to discuss this transaction today at 10:00 a.m. EST / 7 a.m. PST. Interested parties may listen to the live conference call and view the webcast on the Investor Relations section of the Tesoro website at www.tsocorp.com
     Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United

States with a combined capacity of approximately 560,000 barrels per day. Tesoro’s retail-marketing system includes over 450 branded retail stations, of which over 200 are company owned and operated under the Tesoro® and Mirastar® brands.
     This earnings release contains certain statements that are “forward-looking” statements concerning future cash flows and capital expenditures within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.”
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